EXHIBIT 99.1

Upexi Provides Shareholder Update on Restructuring to Reduce Debt and Increase Working Capital

TAMPA, FL, August 5, 2024 (ACCESSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer (“DTC”) brand owner and innovator in aggregation, today is providing shareholders with an update on its restructuring to reduce debt and increase working capital through the sale of assets.

After the closing of several transactions since the nine month period ended, March 31, 2024, the Company has:

•	$16.1 million eliminated in debt and accrued interest
•	$7.4 million in cash to strengthen the balance sheet
•	Approximately $1.5 million eliminated in excess operational costs, without affecting operations

Allan Marshall, CEO of Upexi, commented, “The Upexi management team has completed four major steps in the restructuring process. The corporate reset has positioned the Company to execute on its current business segments in Contract Manufacturing, Logistics and remaining DTC businesses in Pets, heath and CBD. While we have completed the majority of our short-term restructuring objectives, the significant reduction in debt and increase in working capital will allow management to continue to look at disruptive ways to grow in the short and long term. We now have the capital to operate and grow the organic business and be open to opportunities in high growth sectors to enter. I have full confidence that with the time and resources created by the reset, management can continue building the business with a focus on profitability and shareholder value.”

Transaction Overview:

•	On August 1, 2024, the Company completed the sale of E-core/Neti and Tytan Tiles, reducing debt by approximately $12 million and increasing cash by $2 million.
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In July, the Company completed the closing of two Las Vegas locations and transitioned the workforce to a single facility in Florida resulting in the reduction of workforce by approximately 30% and a reduction in annualized operational costs by over $1.5 million.

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On July 9, 2024, the Company completed the sale of its warehouse located in Clearwater, Florida, eliminating approximately $2.6 million in debt and providing approximately $1.4 million in cash for working capital.

•	On June 13, 2024, the Company completed the sale of its wholly owned subsidiary for immediate cash of $4 million and additional payments up to $2 million in the next fifteen months.

Management expects to file its Form 10-K for the fiscal year ended June 30, 2024, in September and will provide a more detailed financial and business overview as well as a updated corporate website and investor presentation.

About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty, and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254